Exhibit 1
July 28 , 2008
Teck Cominco Limited
200 Burrard Street
Suite 600
Vancouver, BC
V6C 3L9
Attention: Ronald A. Millos, Chief Financial Officer
Project Foxtrot — Commitment Letter
Ladies and Gentlemen:
          You have advised JPMorgan Chase Bank, N.A (“JPMCB”), Citibank, N.A., Canadian branch (“Citi”), Merrill Lynch Capital Corporation (“Merrill”), Canadian Imperial Bank of Commerce (“CIBC”), Royal Bank of Canada (“RBC”) and Bank of Montreal (“BMO”), and together with JPMCB, Citi, Merrill, CIBC and RBC, the “Commitment Parties”), J.P. Morgan Securities Inc. (“JPMorgan”), Citigroup Global Markets Inc. (“CGMI”), Merrill, Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), CIBC World Markets (“CIBCWM”), RBC Capital Markets (“RBCCM”) and BMO Capital Markets (“BMOCM”), and together with JPMorgan, CGMI, MLPFS, CIBCWM, and RBCCM, the “Arrangers” and, together with the Commitment Parties, “we” or “us”), that Teck Cominco Limited, a Canadian corporation (“Borrower” or “you”), proposes to acquire, pursuant to a plan of arrangement (the “Acquisition”), from, directly or indirectly, Fording Canadian Coal Trust, an open-ended mutual fund trust created under the laws of Alberta (“Seller”), (i) the limited partnership units of Fording Limited Partnership, an Alberta limited partnership (“Fording LP”), (ii) the shares of Fording (GP) ULC, a Nova Scotia unlimited liability company, and (iii) the net profits interest computed by reference to 96% of the net production from the mines owned by Elk Valley Coal Partnership and by Elkview Mine Limited Partnership and of other cash flows generated within Fording LP granted to the Seller by Fording LP (collectively, the “Acquired Assets”). The Acquisition will be effected as contemplated by an arrangement agreement dated July 29, 2008 (the “Arrangement Agreement”) between Borrower and Seller. All references to “dollars” or “$” in this Commitment Letter and the attachments hereto (collectively, this “Commitment Letter”) are references to United States dollars. All references to “Borrower” or “Borrower and its subsidiaries” for any period from and after consummation of the Acquisition shall include the Acquired Assets. Any Commitment Party may extend its credit hereunder directly or through one or more affiliates. JPMCB may exercise any of its rights and perform any of its obligations hereunder through its Toronto branch.
          We understand that the sources of funds and other consideration required to fund the Acquisition consideration and to pay fees, commissions and expenses in connection with the Transactions (as defined below) will include: (A) the $4,000,000,000 senior term loan facility

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(the “Term Facility”) and the $5,810,000,000 senior bridge loan facility (the “Bridge Facility”, and together with the Term Facility, the “Facilities” or the “Debt Financing”) described in the Summaries of Principal Terms and Conditions (the “Term Sheets”) attached hereto as Exhibits A and B, respectively; and (B) the Borrower’s current approximate 20% ownership interest in the Seller, (C) the issuance by the Borrower to the Seller of approximately $1,500,000,000 of equity securities of the Borrower, and (D) approximately $45,000,000 of the Borrower’s cash on hand. We understand that no other financing will be required for the uses described above. As used herein, the term “Transactions” means the Acquisition, the Debt Financing and the payments of fees, commissions and expenses in connection with each of the foregoing.
          You have requested that the Commitment Parties commit to provide the Facilities and that the Arrangers agree to structure, arrange and syndicate the Facilities. Each of JPMCB, Citi, Merrill, CIBC, RBC and BMO is pleased to advise you of its commitment to provide, severally and not jointly, the percentage of each of the Facilities set forth opposite its name below, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.

Commitment Party	Percentage	Aggregate (both Facilities)
JPMCB	20.082%	$1,970,000,000
Citi	20.082%	$1,970,000,000
Merrill	20.082%	$1,970,000,000
CIBC	13.252%	$1,300,000,000
RBC	13.252%	$1,300,000,000
BMO	13.252%	$1,300,000,000
          This Commitment Letter and the Term Sheets set forth the principal terms and conditions on and subject to which the Commitment Parties are willing to make available the Facilities.
          Each of the Arrangers is pleased to advise you of its willingness to act as a co-lead arranger and joint bookrunner. It is agreed that JPMCB will act as administrative agent (in such capacity, the “Administrative Agent”), and that JPMCB will have “top left” placement on all marketing materials and documentation. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.
          We intend to syndicate the Facilities to a group of lenders (together with the Commitment Parties, the “Lenders”) identified by us in consultation with you. We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) your using commercially

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reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Borrower and the Elk Valley Coal Partnership (“Elk Valley”), (b) direct contact between senior management and advisors of the Borrower and Elk Valley and the proposed Lenders, (c) as set forth below, assistance from the Borrower and Elk Valley in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheets, the “Information Materials”) and (d) the hosting, with us and senior management of the Borrower and Elk Valley, of one or more meetings of prospective Lenders.
          The Arrangers will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. The Arrangers will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that the Arrangers are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Borrower with respect thereto.
          You will assist us in preparing Information Materials, including confidential information memoranda, for distribution to prospective Lenders. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower, Elk Valley, their subsidiaries, the Acquired Assets, the Transactions and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.
          As consideration for the commitments and agreements of the Commitment Parties and the Administrative Agent hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter and the Administrative Agency Fee Letter, each dated the date hereof and delivered herewith (collectively, the “Fee Letters”).
          Each Commitment Party’s commitments and agreements hereunder are subject to: (a) there not occurring or becoming known to such Commitment Party any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower, Elk

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Valley, and their subsidiaries, taken as a whole; (b) [intentionally deleted]; (c) such Commitment Party not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Borrower, Elk Valley, their respective subsidiaries or the Transactions that in such Commitment Party’s judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to such Commitment Party prior to the date hereof or could reasonably be expected to materially impair the syndication of the Facilities; (d) there not having occurred a material disruption of or material adverse change in conditions in the financial, banking or capital markets that, in such Commitment Party’s judgment, could reasonably be expected to materially impair the syndication of the Facilities; (e) such Commitment Party’s satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower, Elk Valley or any of their affiliates (other than debt securities to be issued by the Borrower to refinance the Bridge Facility or to reduce the amount required to be borrowed under the Bridge Facility on the Closing Date); (f) the Arrangers having been afforded a reasonable period of time to syndicate the Facilities, which in no event shall be less than 45 days from the date of commencement of syndication; (g) the execution and delivery of the Credit Documentation on or before September 30, 2008 and the funding of the loans under the Facilities on or before December 31, 2008; and (h) the other conditions set forth or referred to in Exhibit C hereby or in the Term Sheets. The terms and conditions of the commitments hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheets (the date on which such conditions are satisfied, the “Closing Date). Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the approval and agreement of the Commitment Parties and the Borrower.
          You agree (a) to indemnify and hold harmless the Commitment Parties, the Arrangers, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation (the “Credit Documentation”)) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person. In addition, no indemnified person shall be liable for any special,

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indirect, consequential or punitive damages in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction.
          You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and any Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.
          Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.
          This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.
          This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the Province of Ontario. The Borrower consents to the nonexclusive jurisdiction and venue of the Province of Ontario. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the Province of Ontario and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Term Sheets, the transactions contemplated hereby or the performance of services hereunder.

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          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, agents and advisors and, on a confidential basis, those of the Seller, who are directly involved in the consideration of this matter (except that Fee Letters may not be disclosed to the Seller) or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and its terms and substance) after this Commitment Letter has been accepted by you.
          We hereby notify you that, pursuant to the requirements of various anti-money laundering, anti-terrorism and other “know your client” laws, including the USA Patriot Act (collectively, “KYC Laws”), we and the other Lenders may be required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number and other information regarding them that will allow us or such Lender to identify them in accordance with the KYC Laws. This notice is given in accordance with the requirements of the KYC Laws and is effective as to us and the Lenders.
          Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letters by returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 5:00 p.m., Eastern time, on July 29, 2008 (the “Deadline”), whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to the Deadline. Upon the earliest to occur of (A) the execution and delivery of the Credit Documentation by all of the parties thereto and the occurrence of the initial funding of the Facilities, (B) December 31, 2008, if the Credit Documentation shall not have been executed and delivered by all such parties, and the initial funding of the Facilities shall not have occurred, prior to that date and (C) the date of termination of the Arrangement Agreement, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Arrangers to provide the services described herein shall automatically terminate unless the Commitment Parties and the Arrangers shall, in their sole discretion, agree to an extension.
[Signature Page Follows]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours, JPMORGAN CHASE BANK, N.A.
By:	/s/ Marian N. Schulman
	Name:	Marian N. Schulman
	Title:	Managing Director

J.P. MORGAN SECURITIES INC.
By:	/s/ Lisa Kopff
	Name:	Lisa Kopff
	Title:	Executive Director

Accepted as of July 29, 2008.

TECK COMINCO LIMITED
By:	/s/ Ronald A. Millos
	Name:	Ronald A. Millos
	Title:	Senior VP, Finance and Chief Financial Officer

Signature Page to Foxtrot Commitment Letter

CITIBANK, N.A., CANADIAN BRANCH
By:	/s/ Matthew van Remmen
	Name:	Matthew van Remmen
	Title:	Vice President Corporate Banking

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Maureen P. Maroney
	Name:	Maureen P. Maroney
	Title:	Authorized Signatory

Signature Page to Foxtrot Commitment Letter

MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ Waseeh Faheem
	Name:	Waseeh Faheem
	Title:	Managing Director

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED
By:	/s/ Waseeh Faheem
	Name:	Waseeh Faheem
	Title:	Managing Director
Signature Page to Foxtrot Commitment Letter

BANK OF MONTREAL
By:	/s/ Stephen Kelly
	Name:	Stephen Kelly
	Title:	Managing Director

BMO CAPITAL MARKETS
By:	/s/ Stephen Kelly
	Name:	Stephen Kelly
	Title:	Managing Director
Signature Page to Foxtrot Commitment Letter

CANADIAN IMPERIAL BANK OF COMMERCE
By:	/s/ Jens Peterson
	Name:	Jens Peterson
	Title:	Executive Director

By:	/s/ Scott Curtis
	Name:	Scott Curtis
	Title:	Managing Director

CIBC WORLD MARKETS
By:	/s/ Robert Tempelhagen
	Name:	Robert Tempelhagen
	Title:	Executive Director
Signature Page to Foxtrot Commitment Letter

ROYAL BANK OF CANADA
By:	/s/ Blair J. Fleming
	Name:	Blair J. Fleming
	Title:	Managing Director Group Head, Global Syndicated and Leveraged Finance
Signature Page to Foxtrot Commitment Letter

Exhibit A
BRIDGE CREDIT FACILITY
Summary of Terms and Conditions
July 28, 2008

I. Parties

Borrower:	Teck Cominco Limited (the “Borrower”).

Guarantor:	Teck Cominco Metals Ltd. (the “Guarantor”)

Administrative Agent:	JPMorgan Chase Bank, N. A., Toronto Branch (“JPMCB” and, in such capacity, the “Administrative Agent”).

Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc.; Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; CIBC World Markets; RBC Capital Markets; and BMO Capital Markets (collectively, the “Arrangers”).

Co-Syndication Agents:	Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; CIBC World Markets; RBC Capital Markets; and BMO Capital Markets.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Arrangers, including JPMorgan Chase Bank, N.A., Toronto Branch; Citibank, N.A. Canadian branch; Merrill Lynch Capital Corporation; Canadian Imperial Bank of Commerce; Royal Bank of Canada; and Bank of Montreal (collectively, the “Lenders”).

II. Bridge Credit Facility

Type and Amount of Facility:	364-day non-revolving credit facility (the “Facility”) in the amount of $5,810,000,000 (the loans thereunder, the “Loans”).

Availability:	The Facility shall be available in one drawing on the date on which the conditions set forth in Schedule A [Note: this is Exhibit C of the Commitment Letter] are satisfied (the date on which such conditions are satisfied, the “Closing

Date”), which shall occur not later than December 31, 2008.

Maturity Date:	The date which is 364 days after the date on which the Loans are made.

Mandatory Commitment Reductions:	The commitments in respect of the Facility shall be reduced by the amount of any capital markets debt or equity issued, or any material asset sales made, after the date hereof but prior to the date on which the Loans are made.

Purpose:	The proceeds of the Loans shall be used solely to assist the Borrower in purchasing, pursuant to a plan of arrangement, from, directly or indirectly, Fording Canadian Coal Trust, an open-ended mutual fund trust created under the laws of Alberta (“Seller”) (i) the limited partnership units of Fording Limited Partnership, an Alberta limited partnership (“Fording LP”), (ii) the shares of Fording (GP) ULC, a Nova Scotia unlimited liability company, and (iii) the net profits interest computed by reference to 96% of the net production from the mines owned by Elk Valley Coal Partnership and by Elkview Mine Limited Partnership and of other cash flows generated within Fording LP granted to the Seller by Fording LP (the “Acquired Assets”, and the acquisition thereof by the Borrower being the “Acquisition”).

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon.

Mandatory Prepayments:	The Facility shall be prepaid in an amount equal to (i) 100% of the net proceeds received by Borrower or any of its subsidiaries from material asset sales, subject to exceptions to be agreed, and (ii) 100% of the net proceeds received by Borrower or any of its subsidiaries from the issuance of debt or equity after the Closing Date, subject to exceptions to be agreed.

There will be no prepayment penalties (except LIBOR breakage costs) for mandatory or optional prepayments.

IV. Conditions of Closing

Conditions:	The availability of the Facility shall be conditioned upon satisfaction of the conditions set forth in Schedule A [Note: This is Exhibit C of the Commitment Letter] on or before the Closing Date. The Lenders acknowledge that the Arrangement Agreement contemplates that, once Unitholder approval and court approval of the Transactions shall have been obtained, there will be a period of 20 “Trading Days” (as defined in the Arrangement Agreement relating to the Acquisition) (such period, the “Pre-Closing Period”) during which the implementation of the Transactions shall be deferred pending completion of certain market reallocation activity. The Lenders acknowledge that, prior to the commencement of the Pre-Closing Period, the Borrower may request that the Administrative Agent confirm the satisfaction of all conditions precedent to the availability of the Facilities, other than the condition set forth in paragraph (M) of Schedule A, and other than the payment by the Borrower to the Seller of the transaction consideration and payment by the Borrower of the fees payable to the Lenders on the Closing Date. Upon receipt of any such request, the Administrative Agent shall confirm in writing prior to the commencement of the Pre-Closing Period that either (a) all of such conditions have been satisfied, other than the payment by the Borrower to the Seller of the transaction consideration and payment by the Borrower of the fees payable to the Lenders on the Closing Date, or (b) one or more of such conditions has not been satisfied. The Borrower may not extend the Pre-Closing Period, and the Transactions must be completed and the Loans must be advanced within three (3) business days of the end of the Pre-Closing Period, failing which the commitments shall terminate.

V. Certain Documentation Matters
The Credit Documentation shall contain representations, warranties, covenants and events of default which are substantially similar to the current $800,000,000 revolving credit agreement of the Borrower dated February 16, 2005 (as amended), with modifications customary for transactions of this type, including the following:

Representations and

Warranties:	Organization; Powers; Authorization; Enforceability; Governmental Approvals, No Conflicts; Financial Condition; No Material Adverse Effect; Litigation; Compliance with Laws and Agreements; Taxes; Titles to Assets; Disclosure; Defaults; Casualties; Taking of Properties; Subsidiaries; Insurance; Solvency; Environmental Matters; Fiscal Year; Intellectual Property Rights; Investment and Holding Company Status; ERISA.

Affirmative Covenants:	Financial Statements and Other Information; Existence; Conduct of Business; Payment of Obligations; Maintenance of Properties; Books and Records; Inspection Rights; Compliance with Laws; Further Assurances; Insurance; Operation and Maintenance of Property; Total Debt to Total Capitalization Ratio; Ranking; Most Favoured Nations; Material Subsidiaries; Change of Control; Purchased Royalty will be held by Borrower or Guarantor; Purpose.

Financial Covenants:	A Total Debt to Total Capitalization ratio of 0.60:1;00, with step-downs to 0.50:1.00 within 12 months after the date the Loans are made.

Negative Covenants:	Indebtedness; Negative Pledge — Borrower and Guarantors; Negative Pledge — Other Restricted Subsidiaries; Fundamental Changes; Restrictive Agreements.

Events of Default:	Non-payment of principal when due; non-payment of interest, fees or other amounts (in the case of interest and fees, after a grace period of 3 business days); inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 business days); cross-default; bankruptcy events; certain ERISA events; and material judgments.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than 51% of the aggregate amount of the Loans and unused commitments under the Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any Loan or any mandatory prepayment as a result of the issuance of any capital markets debt or equity or the sale of material assets, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, and (b) the Administrative Agent, unless a loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only to the extent necessary to facilitate such pledges.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	Province of Ontario

Counsel to the Administrative Agent and the Arrangers:	Blake, Cassels & Graydon LLP.

Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

     the ABR[1] plus the Applicable Margin; or

     the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect (the “Prime Rate”) and (ii) the Federal Funds Effective Rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid below.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Reuters BBA LIBOR Rates page 3750.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.
In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

[1]	Note: In the definitive credit agreement, the Loans may be structured in two tranches, which would be identical in all respects except for the basis upon which interest will be calculated. One tranche (“Tranche A”) would contemplate interest calculated on the basis of ABR; the other tranche (“Tranche B”) would contemplate interest calculated on the basis of the “US Base Rate”, which is the higher of (i) the rate publicly announced by JPMCB in Toronto as its base rate in Toronto for determining interest rates on US Dollar denominated loans in Canada, and (ii) the Federal Funds Effective Rate from time to time plus 0.5%. Tranche A loans may be provided by Lenders from outside Canada; Tranche B loans may be provided by Lenders from within Canada. The applicable Interest Margins will be the same under Tranche A and Tranche B.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Interest Margins:	The applicable Interest Margins will be the basis points set forth in the following table based on the ratings by S&P and Moody’s of the senior unsecured long-term debt securities of Borrower after giving effect to the Transactions without third-party credit enhancement (the “Debt Ratings”).

	Ratings by	ABR	LIBOR
	S&P/Moody’s	Loans	Loans
I	A-/A3	0%	1.00%
II	BBB+/Baa1	0.25%	1.25%
III	BBB/Baa2	0.50%	1.50%
IV	BBB-/ Baa3	1.00%	2.00%
V	BB+/Ba1 or lower	1.50%	2.50%
For purposes of the foregoing, (i) if Moody’s and S&P are still in the business of providing ratings generally and either of them shall not have in effect a Debt Rating, then such rating agency shall be deemed to have established a rating in Category V; (ii) if the Debt Ratings established or deemed to have been established by Moody’s and S&P shall fall within different categories, the Interest Margins shall be based on the higher of the two ratings unless one of the

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two ratings is two or more categories lower than the other, in which case the Interest Margins shall be determined by reference to the category next below that of the higher of the two ratings.

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Exhibit B
TERM CREDIT FACILITY
Summary of Terms and Conditions
July 28, 2008

I. Parties

Borrower:	Teck Cominco Limited (the “Borrower”).

Guarantor:	Teck Cominco Metals Ltd. (the “Guarantor”)

Administrative Agent:	JPMorgan Chase Bank, N. A., Toronto Branch (“JPMCB” and, in such capacity, the “Administrative Agent”).

Co-Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities Inc.; Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; CIBC World Markets; RBC Capital Markets; and BMO Capital Markets (collectively, the “Arrangers”).

Co-Syndication Agents:	Citigroup Global Markets Inc.; Merrill, Lynch, Pierce, Fenner & Smith Incorporated; CIBC World Markets; RBC Capital Markets; and BMO Capital Markets.

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, N.A Toronto Branch; Citibank, N.A. Canadian branch; Merrill Lynch Capital Corporation; Canadian Imperial Bank of Commerce; Royal Bank of Canada; and Bank of Montreal; arranged by the Arrangers (collectively, the “Lenders”).

II. Term Credit Facility

Type and Amount of Facility:	Three-year term loan credit facility (the “Facility”) in the amount of $4,000,000,000 (the loans thereunder, the “Loans”).

Availability:	The Facility shall be available in one drawing on the date on which the conditions set forth in Schedule A [Note: this is Exhibit C of the Commitment Letter] are satisfied (the date on which such conditions are satisfied, the “Closing Date”), which shall occur not later than December 31, 2008.

Maturity Date:	The date which is three (3) years after the date on which the Loans are made.

Purpose:	The proceeds of the Loans shall be used solely to assist the Borrower in purchasing, pursuant to a plan of arrangement, from, directly or indirectly, Fording Canadian Coal Trust, an open-ended mutual fund trust created under the laws of Alberta (“Seller”) (i) the limited partnership units of Fording Limited Partnership, an Alberta limited partnership (“Fording LP”), (ii) the shares of Fording (GP) ULC, a Nova Scotia unlimited liability company, and (iii) the net profits interest computed by reference to 96% of the net production from the mines owned by Elk Valley Coal Partnership and by Elkview Mine Limited Partnership and of other cash flows generated within Fording LP granted to the Seller by Fording LP (the “Acquired Assets”, and the acquisition thereof by the Borrower being the “Acquisition”).

III. Certain Payment Provisions

Fees and Interest Rates:	As set forth on Annex I.

Amortization:	The Loans will be repaid in 11 equal quarterly installments on the last day of each fiscal quarter, commencing with the fiscal quarter ending April 30, 2009. Any unpaid balance will be due and payable in full on the Maturity Date.

Optional Prepayments:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon.

There will be no prepayment penalties (except LIBOR breakage costs) for such prepayments.

Mandatory Prepayments:	None.

IV. Conditions of Closing

Conditions:	The availability of the Facility shall be conditioned upon satisfaction of the conditions set forth in Schedule A [Note: This is Exhibit C of the Commitment Letter] on or before the Closing Date. The Lenders acknowledge that the Arrangement Agreement contemplates that, once Unitholder approval and court approval of the Transactions shall have been obtained, there will be a period of 20 “Trading Days” (as defined in the Arrangement Agreement relating to the Acquisition) (such period, the “Pre-Closing Period”) during which the implementation of the Transactions shall be deferred pending completion of

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certain market reallocation activity. The Lenders acknowledge that, prior to the commencement of the Pre-Closing Period, the Borrower may request that the Administrative Agent confirm the satisfaction of all conditions precedent to the availability of the Facilities, other than the condition set forth in paragraph (M) of Schedule A, and other than the payment by the Borrower to the Seller of the transaction consideration and payment by the Borrower of the fees payable to the Lenders on the Closing Date. Upon receipt of any such request, the Administrative Agent shall confirm in writing prior to the commencement of the Pre-Closing Period that either (a) all of such conditions have been satisfied, other than the payment by the Borrower to the Seller of the transaction consideration and payment by the Borrower of the fees payable to the Lenders on the Closing Date, or (b) one or more of such conditions has not been satisfied. The Borrower may not extend the Pre-Closing Period, and the Transactions must be completed and the Loans must be advanced within three (3) business days of the end of the Pre-Closing Period, failing which the commitments shall terminate.

V. Certain Documentation Matters

The Credit Documentation shall contain representations, warranties, covenants and events of default which are substantially similar to the current $800,000,000 revolving credit agreement of the Borrower dated February 16, 2005 (as amended), with modifications customary for transactions of this type, including the following:

Representations and Warranties:	Organization; Powers; Authorization; Enforceability; Governmental Approvals, No Conflicts; Financial Condition; No Material Adverse Effect; Litigation; Compliance with Laws and Agreements; Taxes; Titles to Assets; Disclosure; Defaults; Casualties; Taking of Properties; Subsidiaries; Insurance; Solvency; Environmental Matters; Fiscal Year; Intellectual Property Rights; Investment and Holding Company Status; ERISA.

Affirmative Covenants:	Financial Statements and Other Information; Existence; Conduct of Business; Payment of Obligations; Maintenance of Properties; Books and Records; Inspection Rights; Compliance with Laws; Further Assurances; Insurance; Operation and Maintenance of Property; Total Debt to Total Capitalization Ratio; Ranking; Most Favoured Nations; Material Subsidiaries; Change of Control;

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Purchased Royalty will be held by Borrower or Guarantor; Purpose.

Financial Covenants:	A Total Debt to Total Capitalization ratio of 0.60:1;00, with step-downs to 0.50:1.00 within 12 months after the date the Loans are made.

Negative Covenants:	Indebtedness; Negative Pledge — Borrower and Guarantors; Negative Pledge — Other Restricted Subsidiaries; Fundamental Changes; Restrictive Agreements.

Events of Default:	Non-payment of principal when due; non-payment of interest, fees or other amounts (in the case of interest and fees, after a grace period of 3 business days); inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of 30 business days) cross-default; bankruptcy events; certain ERISA events; and material judgments.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than 51% of the aggregate amount of the Loans and unused commitments under the Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, and (b) the Administrative Agent, unless a loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an Approved Fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Borrower and the Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased

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cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only to the extent necessary to facilitate such pledges.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:	Province of Ontario

Counsel to the Administrative Agent and the Arrangers:	Blake, Cassels & Graydon LLP.

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Annex I
Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR[1] plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMCB as its prime rate in effect (the “Prime Rate”) and (ii) the Federal Funds Effective Rate from time to time plus 0.5%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities.

“Applicable Margin” means a percentage determined in accordance with the pricing grid below.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) are quoted on the Reuters BBA LIBOR Rates page 3750.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

[1]	Note: In the definitive credit agreement, the Loans may be structured in two tranches, which would be identical in all respects except for the basis upon which interest will be calculated. One tranche (“Tranche A”) would contemplate interest calculated on the basis of ABR; the other tranche (“Tranche B”) would contemplate interest calculated on the basis of the “US Base Rate”, which is the higher of (i) the rate publicly announced by JPMCB in Toronto as its base rate in Toronto for determining interest rates on US Dollar denominated loans in Canada, and (ii) the Federal Funds Effective Rate from time to time plus 0.5%. Tranche A loans may be provided by Lenders from outside Canada; Tranche B loans may be provided by Lenders from within Canada. The applicable Interest Margins will be the same under Tranche A and Tranche B.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Interest Margins:	The applicable Interest Margins will be the basis points set forth in the following table based on the ratings by S&P and Moody’s of the senior unsecured long-term debt securities of Borrower after giving effect to the Transactions without third-party credit enhancement (the “Debt Ratings”).

		ABR	LIBOR
	Ratings by S&P/Moody’s	Loans	Loans
I	A-/A3	0%	1.00%
II	BBB+/Baa1	0.25%	1.25%
III	BBB/Baa2	0.50%	1.50%
IV	BBB-/ Baa3	1.00%	2.00%
V	BB+/Ba1 or lower	1.50%	2.50%
For purposes of the foregoing, (i) if Moody’s and S&P are still in the business of providing ratings generally and either of them shall not have in effect a Debt Rating, then such rating agency shall be deemed to have established a rating in Category V; (ii) if the Debt Ratings established or deemed to have been established by Moody’s and S&P shall fall within different categories, the Interest Margins shall be based on the higher of the two ratings unless one of the two ratings is two or more categories lower than the other, in which case the

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Interest Margins shall be determined by reference to the category next below that of the higher of the two ratings.

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Exhibit C
          The availability of the Facilities, in addition to the conditions set forth in Exhibits A and B, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.
A. The Borrower and the Guarantor shall have executed and delivered satisfactory Credit Documentation.
B. Unitholder approval and court approval of the Transactions shall have been obtained on satisfactory terms in accordance with applicable law.
C. The sources and uses of funding for the Transactions shall be substantially consistent with the sources and uses table attached as Exhibit D to the Commitment Letter and the terms of such funding sources shall be consistent with the terms hereof or otherwise satisfactory to the Arrangers. No provision of the Arrangement Agreement and related documentation shall have been waived, amended, supplemented or otherwise modified in any respect materially adverse to the Borrower or the Lenders.
D. The Lenders, the Commitment Parties, the Administrative Agent and the Arrangers shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.
E. All government and third party approvals necessary in connection with the Transactions, the financing thereof and the continuing operations of the Borrower and the Acquired Assets shall have been obtained on satisfactory terms. There shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a material adverse effect on the Borrower, the Acquired Assets, the Transactions, the financing thereof or any of the other transactions contemplated hereby.
F. The Commitment Parties shall have received (i) audited consolidated financial statements of the Borrower and the Seller for the three most recent fiscal years, and (ii) unaudited consolidated financial statements of the Borrower and the Seller for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above and ended at least 45 days prior to the Closing Date, and unaudited consolidated financial statements for the same period of the prior fiscal year.
G. The Lenders shall have received a pro forma consolidated balance sheet of the Borrower as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph, adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions had occurred on such date.
H. All conditions to completion of the Acquisition in accordance with the Arrangement Agreement have been satisfied or waived (if applicable) in accordance with paragraph C. above, other than satisfaction of the condition in section 6.3(d) of the Arrangement Agreement.

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I. Arrangements satisfactory to the Administrative Agent shall have been made to repay and cancel the existing credit facilities of the Seller and Elk Valley.
J. The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower, (ii) if agreed by opining counsel, delivered pursuant to the Arrangement Agreement, accompanied by reliance letters in favor of the Lenders and (iii) from such special and local counsel as may be required by the Administrative Agent), certificates (including a chief financial officer’s solvency certificate), documents and other instruments as are customary for transactions of this type or as it may reasonably request.
K. The Borrower and the Guarantor shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
L. The accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations), and there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, the term “material adverse change” shall mean an event, development or circumstance that has had a “material adverse effect” (as that term is defined in the Borrower’s existing revolving Credit Agreement dated February 16, 2005, as amended).
M. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower confirming that (i) the Pre-Closing Period has been completed in accordance with the Arrangement Agreement, (ii) the Borrower is ready to initiate the transaction implementation procedure under the Arrangement Agreement, and (iii) substantially concurrently with the advance of the Loans under the Facilities, the Transactions will be completed in accordance with the Arrangement Agreement.
The availability of the Bridge Facility is also subject to the concurrent funding of the amounts to be borrowed under the Term Facility.
The availability of the Term Facility is also subject to the concurrent funding of the amounts to be borrowed under the Bridge Facility.

Exhibit D
Sources and Uses

Sources		Uses
Term Loans	$4,000,000,000	Equity purchase price	$13,368,000,000
Bridge facility	5,810,000,000	Refinance existing Fording/Elk Valley debt	336,000,000
Sale of Fording stake	2,549.000,000	Transaction Costs	200,000,000
Issuance of Teck shares to Foxtrot	1,500,000,000
Cash from balance sheet	45,000,000
TOTAL SOURCES	$13,904,00,000	TOTAL USES	$13,904,000,000